	Secretary of State Certificate of Amendment of Articles of Incorporation *Name Change Only - Stock*	AMDT-STK-NA

FILED
Secretary of State
State of California
A0855403
Filing Number
05/27/2021
Filing Date

IMPORTANT - **before completing this form.**

Filing Fee - $30.00

Copy Fees - First Page $1.00 & .50 for each attachment page;
Certification Fee – $5.00

This Space For Office Use Only

1. Corporation Name (Enter the exact name of the corporation as it currently is recorded with the California Secretary of State.)	**2. 7-Digit Secretary of State Entity Number**
Oliveda Group Inc.	3789161

3. New Corporation Name

Enter the number, letter or other designation assigned to the provision in the Articles of Incorporation being amended (e.g., "1.", "I", "First", or "One").

Article I of the Articles of Incorporation is amended to read:

The name of the corporation is Olive Tree People Inc.

4. Approval Statements

4a. The Board of Directors has approved the amendment of the Articles of Incorporation.

4b. Shareholder approval was (**check one**):

☐ By the required vote of shareholders in accordance with California Corporations Code section 902. The total number of outstanding shares of the corporation entitled to vote is ________________. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

OR

☒ Not required because the corporation has no outstanding shares.

Read, sign and date below (for signature requirements. Note: Both lines must be signed.)

We declare under penalty of perjury under the laws of the State of California that the matters set forth herein are true and correct of our own knowledge and we are authorized by California law to sign.

Date	Signature (Do not leave blank)	Type or Print Name of President
05/27/2021	[signature]	Thomas Lommel

Date	Signature (Do not leave blank)	Type or Print Name of Secretary
05/27/2021	[signature]	Setareh Maleknia

FILED
Secretary of State
State of California
A0930096
Filing Number
06/11/2021
Filing Date

Certificate of Amendment of Articles of Incorporation

Entity name: Olive Tree People Inc.

Entity number: C3789161

The undersigned certify that:

1. They are the **president** and the **secretary**, respectively, of *Olive Tree People Inc.* (Entity number: C3789161) a California corporation.

2. Article *FIVE* of the Articles of
Incorporation of this corporation is amended to read as follows:
This corporation is authorized to issue only one class of stock.
The total number of shares which this corporation is authorized to issue is 500,000,000.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.
4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 1,000,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: 06/11/2021

Thomas Lommel, President

Setareh Maleknia, Secretary